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                                                                 Exhibit 10I (1)


                               DEXTER CORPORATION

             AMENDMENT OF THE 1994 STOCK PLAN FOR OUTSIDE DIRECTORS


1. This amendment to the 1994 Stock Plan for Outside Directors (the Plan) of Dexter Corporation (the Company) is made pursuant to Article X of the Plan and shall be effective as of February 26, 1999.


2. Section 5.01 of the Plan is amended to read as follows:

         5.01. Amount of grants. Beginning with the Fiscal Year 1994 and continuing for all Fiscal Years until the Plan expires pursuant to Section 8.02 or is earlier terminated pursuant to Article X, and subject to Section 5.02, a grant of Directors Shares shall be made to each person who served as an Outside Director during all or part of such Fiscal Year as follows:

                  (i) each person who has served as an Outside Director during the entire Fiscal Year shall be granted 300 Directors Shares; and

                  (ii) each person who has served as an Outside Director during only a portion of the Fiscal Year shall be granted the number of Directors Shares determined by multiplying 300 by the Pro Ration Fraction, provided, however, that any fractional shares resulting from such multiplication shall not be awarded, and the Outside Director shall instead be paid an amount in cash equal to such fractional amount times the Fair Market Value of one share of Common Stock determined as of the last day of the relevant Fiscal Year.

3. In all other respects, the Plan as hereby amended is ratified and confirmed.

         IN WITNESS WHEREOF, the Company has executed this amendment as of February 26, 1999, such execution having been duly authorized by the Company's Compensation & Organization Committee.

                                                DEXTER CORPORATION




                                                By:   /s/ Bruce H. Beatt